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                                                                      EXHIBIT 99


Security Dynamics Reports First Quarter Results; First Quarter Net Income Up 17% and Revenue Up 37%

BEDFORD, Mass., April 21 -- Security Dynamics Technologies, Inc. (Nasdaq: SDTI news) today reported financial results for the first quarter of 1998. Revenue for the first quarter increased 37% to $40.2 million, from $29.3 million for the first quarter of 1997. Before non-recurring items, earnings for the quarter were $5.7 million ($0.14 per share on a diluted basis), compared to $4.9 million ($0.12 per share on a diluted basis) for the same period in 1997.

The reported net income for the first quarter of 1998 was $3.0 million ($0.07 per share on a diluted basis), which included non-recurring expenses of $2.8 million ($2.7 million after taxes) from merger acquisition costs and purchased technology.

Charles R. Stuckey, Jr., chairman, president, and CEO of Security Dynamics, commented, "While we are not pleased with these results, we nonetheless remain confident in our long-term market opportunity, and current and long-term product strategies. Clearly, we have work to do, but we possess the management team, technologies and product strategies to get the job done."

About Security Dynamics

Security Dynamics Technologies, Inc. (Nasdaq: SDTI - news) is a leading provider of enterprise network and data security solutions that help companies conduct business securely, protect corporate information assets and facilitate business-to-business electronic commerce. With more than 2.5 million users of its SecurID(R) authentication technology, Security Dynamics is the world leader in two-factor user identification and authentication. RSA Data Security, Inc., a wholly owned subsidiary of Security Dynamics, is a leading supplier of software components that secure electronic data, with more than 300 million of copies of RSA encryption and authentication software and technologies installed worldwide. RSA technologies are part of existing and proposed standards for the Internet and World Wide Web, ISO, ITU-T, ANSI, IEEE, and business, financial and electronic commerce networks around the globe. Security Dynamics and RSA can be found on the World Wide Web at http://www.securitydynamics.com and http://www.rsa.com, respectively.





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                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)

                                                     Three Months Ended
                                                         March 31,
                                                     1998        1997(A)

Revenue                                             $40,246      $29,319
Gross profit                                         31,629       22,863
Operating expenses:
  Research and development                            7,113        3,948
  Marketing and selling                              13,480        8,869
  General and administrative                          4,718        3,589
  Purchased technology                                  210           --
  Merger expenses                                     2,600           --
Total operating expenses                             28,121       16,406
Income from operations                                3,508        6,457
Interest and other income                             2,658        1,275
Provision for income taxes                            3,202        2,863
Net income                                          $ 2,964      $ 4,869
Net income per share - basic                        $  0.07      $  0.13
Net income per share - diluted                      $  0.07      $  0.12
Shares used in per share
  calculation - basic                                40,666       38,480
Shares used in per share
  calculation - diluted                              42,152       40,083


                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                   March 31,   December 31,
                                                      1998       1997(A)

Cash and marketable securities                     $165,142     $164,659
Accounts receivable                                  25,215       27,551
Total assets                                        233,579      233,975
Stockholders' equity                               $205,344     $200,653



NOTE(A): Restated to reflect the acquisition of Intrusion Detection, Inc. in March 1998, which has been accounted for as a pooling of interests.





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         The following table sets forth pro forma unaudited supplemental results of operations of the Company for each of the quarters in the year ended December 31, 1997, the year ended December 31, 1997 and the quarter ended March 31, 1998. This information reflects the Company's acquisition of Intrusion Detection Inc. in March 1998 and excludes certain non-recurring items. The following operating results are not necessarily indicative of future results of operations.

                 Condensed Consolidated Statements of Operations
                          Excluding non-recurring items
                      (in thousands, except per share data)


                                                                                                     Three
                                                   Three Months Ended                                Months
                                   ----------------------------------------------        Year        Ended
                                   31-Mar        30-Jun      30-Sep       31-Dec        Ended        31-Mar
                                    1997          1997        1997         1997          1997         1998

Revenue                            $29,319      $34,255      $35,928      $41,129      $140,631      $40,246
Gross Profit                        22,863       27,468       29,034       32,562       111,927       31,629

Recurring Operating Expenses:
Research and development             3,948        4,998        5,753        6,270        20,969        7,113
Marketing and selling                8,869       10,301       10,593       12,162        41,925       13,480
General and administrative           3,589        4,619        4,434        4,535        17,177        4,718

Total recurring operating
  expenses                          16,406       19,918       20,780       22,967        80,071       25,311

Operating income on ordinary
  activities                         6,457        7,550        8,254        9,595        31,856        6,318

Interest income and other            1,275        1,458        1,272        1,806         5,811        2,658

Provision for income taxes           2,863        3,302        3,620        4,267        14,052        3,280

Net income on ordinary
  activities                       $ 4,869      $ 5,706      $ 5,906      $ 7,134      $ 23,615      $ 5,696




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

Net income per share on
  ordinary activities
  - basic                          $  0.13      $  0.15      $  0.15      $  0.18      $   0.61      $  0.14

Net income per share on
  ordinary activities
  - diluted                        $  0.12      $  0.14      $  0.15      $  0.17      $   0.58      $  0.14

Shares used in per share
  calculation
  - basic                           38,480       38,656       38,629       40,016        38,956       40,666

Shares used in per share
  calculation
  - diluted                         40,083       40,311       40,448       41,667        40,648       42,152
